EXHIBIT 10.1

DATE

CONFIDENTIAL

[Name]

[Address]

Re:          Participation In the Gramercy Capital Corp. 2005 Outperformance Plan

Dear [Name]:

You have been selected to be a participant in the Gramercy Capital Corp. 2005 Outperformance Plan (the “Plan”).  If the Company’s total shareholder return for the period June 1, 2005 to May 31, 2008 (as determined in accordance with the terms of the Plan) exceeds 30%, a performance pool will be established in accordance with the terms of the Plan.  If you are employed on the date that the pool is established, you will receive       % of the performance pool.  Your award will be made in the form of partnership units that are convertible into shares of common stock of the Company (“LTIP Units”).  The LTIP Units will vest as follows:        % on the                  anniversary of the date of grant and       % on the                    anniversary of the date of grant, subject to continued employment.

Special provisions will apply to your award grant in the event of a change in control of the Company, as described in the Plan before May 31, 2010.

If and to the extent that any provision contained in this Participation Letter is inconsistent with the Plan, the Plan shall govern.

Yours truly,

Jeffrey E. Kelter

Chairman, Compensation Committee